Exhibit 4.4.1

AMENDMENT TO

WARRANT TO PURCHASE STOCK

This Amendment to Warrant to Purchase Stock (this “Amendment”) is entered into as of November 4, 2005, by and between COMERICA INCORPORATED (“Comerica”) and NEWGISTICS, INC. (“Company”). Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Warrant (as defined below).

RECITALS

Comerica is the holder of that certain Warrant to Purchase 87,500 shares of the Company’s Series A Preferred Stock bearing an “Issue Date” (as defined therein) of December 28, 2000, now exercisable for 294,018 shares of Series B-l Preferred Stock (the “Warrant”). Each share of Series B-l Preferred Stock is currently convertible into approximately 1.1884984 shares of Common Stock. The parties hereto desire to amend the Warrant in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties hereto agree as follows:

1. The “Expiration Date” of the Warrant is hereby amended to read “August 31, 2007.”

2. The Warrant, as amended hereby, shall be and remain in full force and effect in accordance with its terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Comerica under the Warrant, as in effect prior to the date hereof.

3. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

4. The execution and delivery of this Amendment by the Company have been duly authorized by all necessary actions on the part of the Company, and this Amendment has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

IN WITNESS WHEREOF, the undersigned have executed, or have caused their duly authorized officers to execute, this Amendment as of the first date above written.

NEWGISTICS, INC.

By:	/s/ Jay W. Shreiner
Name:	Jay W. Shreiner
Title:	CFO

COMERICA INCORPORATED

By:	/s/ Ann M. Scheuer
Name:	Ann M. Scheuer
Title:	Vice President

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